Exhibit (h)(11)

CONFIDENTIAL

AMENDMENT FOURTEEN

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of November 17, 2025:

Term	Means
“Existing Agreement”	The Transfer Agency and Services Agreement between the Fund and ALPS dated October 5, 2009, as amended
“ALPS”	ALPS Fund Services, Inc.
“Fund”	BBH Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Article A and general terms in Article B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Fund Services, Inc.		BBH Trust

By:	/s/ Bhagesh Malde	By:	/s/ Daniel Greifenkamp
Name:	Bhagesh Malde	Name:	Daniel Greifenkamp
Title:	Authorized Signatory	Title:	President

Article A to this Amendment
Amendments

The Existing Agreement is amended as follows:

1.	Appendix A “List of Portfolios” is deleted in its entirety and replace with new Appendix A attached hereto.

Article B to this Amendment
General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

Appendix A
List of Portfolios

Fund Name	Share Classes
BBH Income Fund	Class I Shares
BBH Intermediate Municipal Bond Fund	Class I Shares Class N Shares
BBH Limited Duration Fund	Class I Shares Class N Shares
BBH Partner Fund – International Equity	Class I Shares
BBH U.S. Government Money Market Fund	Institutional Shares